UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 16, 2007
Fidelity National Information Services, Inc.
(Exact Name of Registrant as Specified in Charter)
1-16427
(Commission File Number)

Georgia	37-1490331

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue Jacksonville, Florida	32204

(Address of principal executive offices)	(Zip code)
Registrant’s Telephone Number, Including Area Code: (904) 854-8100
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
SIGNATURE

ITEM 5.02 APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     Effective November 16, 2007, Gary A. Norcross, the President of the Company’s Integrated Financial Solutions division, was promoted to President and Chief Operations Officer of the Transaction Processing Services segment, and Francis R. Sanchez, the President of the Company’s Enterprise Banking Solutions division, was promoted to President of Strategic Development.
     In connection with Mr. Norcross’s promotion, the Company entered into a new three-year employment contract with him, effective as of November 16, 2007. During the term of the employment agreement, Mr. Norcross will receive an annual base salary of no less than $575,000. In addition, for each fiscal year ending during the term of the agreement, Mr. Norcross will be eligible for an annual target bonus of 150% of his base salary.
     If, during the term of the employment agreement, (i) Mr. Norcross’s employment is terminated by the Company without “cause,” (ii) Mr. Norcross resigns for “good reason,” or (iii) Mr. Norcross resigns during the one-year period following a “change in control,” Mr. Norcross will be entitled to receive the following compensation and benefits:
•	Any earned but unpaid base salary through the termination date and any earned but unpaid bonus relating to the calendar year prior to the year in which the termination occurs;

•	a pro rated target bonus for the year in which the termination occurs;

•	a lump-sum payment equal to 300% of the sum of Mr. Norcross’s annual base salary and the highest annual bonus paid to Mr. Norcross within the three years preceding his termination of employment or, if higher, the highest target annual bonus opportunity in the year in which the termination occurs;

•	all stock options, restricted stock, and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the date of termination will become immediately vested and/or payable, as the case may be; and

•	for a three-year period after the date of termination, the Company will provide Mr. Norcross (and any covered dependents) with life and health insurance benefits substantially similar to those benefits they were receiving immediately prior to the termination.
     In connection with Mr. Sanchez’s promotion, the Company modified his existing employment agreement, effective as of November 16, 2007, to increase his annual base salary to $575,000 and to make Mr. Sanchez eligible for an annual target bonus of 150% of his base salary for each year during the term of the employment agreement. Mr. Sanchez’s current employment agreement expires on March 1, 2008.
     If, during the term of the employment agreement, Mr. Sanchez’s employment is terminated by the Company without “cause,” Mr. Sanchez will be entitled to receive the following compensation and benefits:
•	Any earned but unpaid base salary through the termination date and any earned but unpaid bonus relating to the calendar year prior to the year in which the termination occurs;

•	a lump-sum payment equal to the greater of (i) the sum of Mr. Sanchez’s annual base salary in effect as of the date of termination for the remainder of the term plus the maximum incentive bonus to which Mr. Sanchez would be entitled for the year in which the termination occurs, or (ii) the sum of Mr. Sanchez’s annual base salary in effect as of the date of termination for a one-year period plus the maximum incentive bonus to which Mr. Sanchez would be entitled for the year in which the termination occurs; and

•	all stock options granted by the Company that were outstanding but not vested as of the date of termination will become immediately vested and/or payable, as the case may be.
     If, during the term of the employment agreement, there is a “change in control” of the Company and Mr. Sanchez’s employment is terminated or he is not offered employment with salary and responsibilities commensurate with his employment agreement, Mr. Sanchez will be entitled to receive the following compensation and benefits:
•	Any earned but unpaid base salary through the termination date and any earned but unpaid bonus relating to the calendar year prior to the year in which the termination occurs;

•	a lump-sum payment equal to the sum of Mr. Sanchez’s annual base salary in effect as of the date of termination for the remainder of the year in which termination occurs plus the maximum incentive bonus to which Mr. Sanchez would be entitled for the year in which the termination occurs; and

•	all stock options granted by the Company that were outstanding but not vested as of the date of termination will become immediately vested and/or payable, as the case may be.

     Additionally, upon the termination of Mr. Sanchez’s employment with the Company for any reason, the Company is obligated to pay Mr. Sanchez $1,000,000 in regular bi-monthly installments over a two-year period pursuant to that certain Non-Competition Agreement entered into on January 27, 2004 by and between Mr. Sanchez and an affiliate of the Company.
     Finally, Messrs. Norcross and Sanchez are entitled to customary executive benefits under their employment agreements, and are subject to customary post-employment restrictive covenants.
     Each of these executives has been a long-time member of the Company’s senior management team. Further information concerning Mr. Norcross and Mr. Sanchez is included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 19,2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Fidelity National Information Services, Inc.
Dated: November 16, 2007	By:	/s/ Jeffrey S. Carbiener
Jeffrey S. Carbiener
Executive Vice President and Chief Financial Officer

5